UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2008

Morton’s Restaurant Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-12692	13-3490149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 North LaSalle Street, Suite 500

Chicago, Illinois 60654

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (312) 923-0030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 24, 2008, Morton’s Restaurant Group, Inc. (the “Company”), entered into the Fourth Amendment and Waiver to the Credit Agreement dated as of September 24, 2008, by and among the Company, Morton’s of Chicago, Inc., the parties designated as guarantors therein, and Wachovia Bank, N.A., as administrative agent for the parties designated as lenders under the credit agreement (the “Fourth Amendment to the Credit Agreement”). The Fourth Amendment to the Credit Agreement includes changes which provide flexibility for the Company to repurchase up to a maximum of $20.0 million of the Company’s capital stock over the term of the Credit Agreement (subject to approval by the Company’s Board of Directors) by increasing the existing $10 million cap on such stock repurchases by an additional $10 million. In addition, the Fourth Amendment to the Credit Agreement includes changes to provisions relating to certain covenant calculations to exclude therefrom certain joint venture transactions that may be entered into by the Company from time to time.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is furnished herewith:

10.19	Fourth Amendment to Credit Agreement by and among Morton’s of Chicago, Inc., Morton’s Restaurant Group, Inc., the parties designated as guarantors therein, and Wachovia Bank, N. A. as administrative agent for the parties designated as lenders under the credit agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Morton’s Restaurant Group, Inc.

Date: September 26, 2008	/s/ RONALD M. DINELLA
Ronald M. DiNella Senior Vice President, Chief Financial Officer And Treasurer